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                                  UNITED STATES                 OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION       OMB Number:  3235-0145
                              WASHINGTON, DC 20549              Expires:  October 31, 2002
                                                                Estimated average burden
                                                                hours per response. . . 14.9
                                                                =============================

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.    1   )*
                                             --------

                                  Zonagen, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                          (Title of Class of Securities

                                    98975L108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 January 1, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ] Rule 13d-1(b)
            [X] Rule 13d-1(c)
            [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 98975L108                                                  Page 2 of 6

-------------------------------------------------------------------------------------
 1.            Names of Reporting Persons.
               I.R.S. Identification Nos. of above persons (entities only).

               Samuel G. Rose
-------------------------------------------------------------------------------------
 2.            Check the Appropriate Box if a Member of a Group *             (a) [ ]
                                                                              (b) [ ]

-------------------------------------------------------------------------------------
 3.            SEC Use Only

-------------------------------------------------------------------------------------
 4.            Citizenship or Place of Organization
               United States

-------------------------------------------------------------------------------------
                    5.            Sole Voting Power
Number of Shares                                                    536,000
  Beneficially      -----------------------------------------------------------------
                    6.            Shared Voting Power
    Owned by                                                          -0-
      Each          -----------------------------------------------------------------
   Reporting        7.            Sole Dispositive Power
  Person with                                                       536,000
                    -----------------------------------------------------------------
                    8.            Shared Dispositive Power
                                                                      -0-
-------------------------------------------------------------------------------------
 9.            Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    536,000

-------------------------------------------------------------------------------------
10.            Check if the Aggregate Amount in Row (11) Excludes
               Certain Shares*                                                    [ ]

-------------------------------------------------------------------------------------
11.            Percent of Class Represented by Amount in Row (11)
                                                                    4.7%*

-------------------------------------------------------------------------------------
12.            Type Percent of Class Represented by Amount in Row (11)*
                                                                    IN

-------------------------------------------------------------------------------------

* Computed on the basis of 11,316,632 shares outstanding on November 10, 2000 as reported in the Issuer's Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2000 (as filed with the Securities and Exchange Commission on November 14, 2000 (the Issuer's most recent quarterly or annual report or subsequent current report filed with the Commission)).

CUSIP No. 98975L108                                                  Page 3 of 6


ITEM 1(a):    NAME OF ISSUER:

               Zonagen, Inc.


ITEM 1(b):    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               2408 Timberloch Place, Suite B-4
               The Woodlands, TX 77380


ITEM 2(a):    NAME OF PERSON FILING:

               Samuel G. Rose


ITEM 2(b):    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               5301 Wisconsin Avenue, NW
               Suite 510
               Washington, DC 20015


ITEM 2(c):    CITIZENSHIP:

               United States


ITEM 2(d):    TITLE OF CLASS OF SECURITIES:

               Common Stock, $ 0.001 par value

ITEM 2(e):    CUSIP NUMBER:

               98975L108


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               (a)  [ ]   Broker or dealer registered under section 15 of
                          the Act (15 U.S.C. 78o).

               (b)  [ ]   Bank as defined in section 3(a)(6) of the Act (15
                          U.S.C. 78c).

CUSIP No. 98975L108                                                  Page 4 of 6

               (c)  [ ]   Insurance company as defined in section 3(a)(19)
                          of the Act (15 U.S.C. 78c).

               (d)  [ ]   Investment company registered under section 8 of
                          the Investment Company Act of 1940 (15 U.S.C 80a-8).

               (e)  [ ]   An investment adviser in accordance with Section
                          240.13d-1(b)(1)(ii)(E);

               (f)  [ ]   An employee benefit plan or endowment fund in
                          accordance with Section 240.13d-1(b)(1)(ii)(F);

               (g)  [ ]   A parent holding company or control person in
                          accordance with Section 240.13d-1(b)(1)(ii)(G);

               (h)  [ ]   A savings associations as defined in Section 3(b)
                          of the Federal Deposit Insurance Act (12 U.S.C. 1813);

               (i)  [ ]   A church plan that is excluded from the definition
                          of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

               (j)  [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)
                          (J).

ITEM 4.     OWNERSHIP.

               (a)      Amount beneficially owned:

                        536,000 shares

               (b)      Percent of class:

                        4.7% (Computed on the basis of 11,316,632 shares outstanding on November 10, 2000 as reported in the Issuer's Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2000 (as filed with the Securities and Exchange Commission on November 14, 2000) the Issuer's most recent quarterly or annual report or subsequent current report filed with the Commission).

               (c)      Number of shares as to which such person has:

                        (i)      Sole power to vote or to direct the vote:
                                 536,000**

                        (ii)     Shared power to vote or direct the vote:
                                 -0-

                        (iii) Sole power to dispose or direct the disposition of:
                                 536,000**

CUSIP No. 98975L108                                                  Page 5 of 6


                        (iv) Shared power to dispose or to direct the disposition of:
                                 -0-

                           ** Of the 536,000 shares, 234,000 shares are held directly by Mr. Rose, 300,000 shares are held in a retirement account for the benefit of Mr. Rose and the remaining 2,000 shares are held in the Rose Family Trust, of which Mr. Rose is the sole trustee.


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                securities, check the following                              [X]


ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not Applicable.


ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not Applicable.


ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not Applicable.


ITEM 10.        CERTIFICATION.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 98975L108                                                  Page 6 of 6


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 5, 2001                     /s/ Samuel G. Rose
                                            ------------------------------------
                                            Samuel G. Rose